The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 29, 2007

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133735

PROSPECTUS SUPPLEMENT

(To prospectus dated May 2, 2006)

$

PepsiCo, Inc.

        % Senior Notes Due 2013

Issue Price:         %

We are offering $             of our         % senior notes due 2013 (the “notes”).

The notes will bear interest at a fixed rate of         % per annum. We will pay interest on the notes on February 15 and August 15 of each year, beginning August 15, 2008. The notes will mature on February 15, 2013. The notes will not be redeemable.

The notes will be unsecured obligations and rank equally with all of our other unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “ Risk Factors” included in our Annual Report on Form 10-K for the year ended December 30, 2006.

	Per Note	Total
Public offering price (1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to PepsiCo, Inc.	%	$

(1)	Plus accrued interest from December , 2007, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream, and Euroclear against payment in New York, New York on or about December     , 2007.

Joint Book-Running Managers

Morgan Stanley	Merrill Lynch & Co.	UBS Investment Bank

The date of this prospectus supplement is November     , 2007.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus supplement, unless otherwise specified or where it is clear from the context that the term only means issuer, the terms “PepsiCo”, the “Company,” “we,” “us,” or “our” refer to PepsiCo, Inc. and its consolidated subsidiaries. Our executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577 and our telephone number is (914) 253-2000. We maintain a website at www.pepsico.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or accompanying prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Certain sections of this prospectus supplement, including the documents incorporated by reference herein, contain statements reflecting our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The Reform Act provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may, from time to time, make written or oral forward-looking statements, including statements contained in our filings with the SEC and in our reports to stockholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements. All statements addressing our future operating performance, and statements addressing events and developments that we expect or anticipate will occur in the future, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in such forward-looking statements. Readers should consider the various factors, including those discussed in our annual report on Form 10-K for the year ended December 30, 2006 under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Critical Accounting Policies,” and in our quarterly reports on Form 10-Q for the periods ended March 24, 2007, June 16, 2007 and September 8, 2007 that are on file with the SEC, for additional factors that may affect our performance.

You should rely only on the information contained in this prospectus supplement, in the accompanying prospectus, the documents incorporated by reference therein and any written communication from us or the underwriters specifying the final terms of this offering. We have not authorized anyone to provide you with information that is different.

We are offering to sell, and seeking offers to buy, the securities described in this prospectus supplement only where offers and sales are permitted. Since information that we file with the SEC in the future will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus, you should not assume that the information contained herein or therein is accurate as of any date other than the date on the front of the document.

PEPSICO, INC.

We are a leading global snack and beverage company. We manufacture, market and sell a variety of salty, convenient, sweet and grain-based snacks, carbonated and non-carbonated beverages and foods. PepsiCo is organized into four divisions:

•	Frito-Lay North America,

•	PepsiCo Beverages North America,

•	PepsiCo International, and

•	Quaker Foods North America.

Our North American divisions operate in the United States and Canada. Our international division operates in approximately 200 countries, with our largest operations in Mexico and the United Kingdom.

Frito-Lay North America (FLNA) manufactures or uses contract manufacturers, markets, sells and distributes branded snacks. These snacks include Lay’s potato chips, Doritos tortilla chips, Tostitos tortilla chips, Cheetos cheese flavored snacks, Fritos corn chips, branded dips, Ruffles potato chips, Quaker Chewy granola bars, SunChips multigrain snacks, Rold Gold pretzels, Santitas tortilla chips, Frito-Lay nuts, Grandma’s cookies, Munchies snack mix, Gamesa cookies, Lay’s Stax potato crisps, Funyuns onion flavored rings, Quaker Quakes corn and rice snacks, Miss Vickie’s potato chips, branded crackers, Quaker snack mix, Smartfood popcorn, Chester’s fries, Stacy’s pita chips and Quaker Fruit & Oatmeal bars. FLNA branded products are sold to independent distributors and retailers. FLNA’s net revenue was $10.8 billion in 2006, $10.3 billion in 2005 and $9.6 billion in 2004 and approximated 31% of our total net revenue in 2006, 32% of our total net revenue in 2005 and 33% of our total net revenue in 2004.

PepsiCo Beverages North America (PBNA) manufactures or uses contract manufacturers, markets and sells beverage concentrates, fountain syrups and finished goods, under various beverage brands including Pepsi, Mountain Dew, Gatorade, Tropicana Pure Premium, Lipton, Sierra Mist, Tropicana juice drinks, Propel, Dole and SoBe. PBNA also manufactures or uses contract manufacturers, markets and sells ready-to-drink tea, coffee and water products through joint ventures with Unilever (under the Lipton brand name) and Starbucks. In addition, PBNA licenses the Aquafina water brand to its bottlers and markets this brand. PBNA sells concentrate and finished goods for some of these brands to authorized bottlers, and some of these branded products are sold directly by us to independent distributors and retailers. The bottlers sell our brands as finished goods to independent distributors and retailers. PBNA’s net revenue was $9.6 billion in 2006, $9.1 billion in 2005 and $8.3 billion in 2004 and approximated 27% of our total net revenue in 2006 and 28% of our total net revenue in 2005 and 2004.

PepsiCo International (PI) manufactures through consolidated businesses as well as through noncontrolled affiliates, a number of leading salty and sweet snack brands including Lay’s, Walkers, Cheetos, Doritos, Ruffles, Gamesa and Sabritas. Further, PI manufactures or uses contract manufacturers, markets and sells many Quaker brand snacks. PI also manufactures, markets and sells beverage concentrates, fountain syrups and finished goods under the brands Pepsi, 7UP, Mirinda, Gatorade, Tropicana and Mountain Dew. These brands are sold to authorized bottlers, independent distributors and retailers. However, in certain markets, PI operates its own bottling plants and distribution facilities. PI also licenses the Aquafina water brand to certain of its authorized bottlers. PI’s net revenue was $13.0 billion in 2006, $11.4 billion in 2005 and $9.9 billion in 2004 and approximated 37% of our total net revenue in 2006, 35% of our total net revenue in 2005 and 34% of our total net revenue in 2004.

Quaker Foods North America (QFNA) manufactures or uses contract manufacturers, markets and sells cereals, rice, pasta and other branded products. QFNA’s products include Quaker oatmeal, Aunt Jemima mixes and syrups, Cap’n Crunch cereal, Quaker grits, Life cereal, Rice-A-Roni, Pasta Roni and Near East side dishes. These branded products are sold to independent distributors and retailers. QFNA’s net revenue was $1.8 billion in 2006, $1.7 billion in 2005 and $1.5 billion in 2004 and approximated 5% of our total net revenue in each of 2006, 2005 and 2004.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

36 Weeks Ended		Year Ended
September 8, 2007	September 9, 2006	December 30, 2006	December 31, 2005	December 25, 2004	December 27, 2003	December 28, 2002
24.10	21.99(1)	19.99	19.03	22.00	20.37	18.08

(1)

Adjusted from amount previously reported due to a change in the reporting calendars of certain operating units within PepsiCo International’s reporting segment as described in our Form 10-Q for the 36 weeks ended September 8, 2007.

“Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and the interest portion of net rent expense which is deemed to be representative of the interest factor. The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes and cumulative effect of accounting changes, where applicable, less net unconsolidated affiliates’ interests, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, with the sum divided by fixed charges.

USE OF PROCEEDS

The net proceeds to us from this offering are estimated to be approximately $            , after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of outstanding short term indebtedness.

DESCRIPTION OF NOTES

General

The notes offered hereby will initially be limited to $             aggregate principal amount. The notes are to be issued under an indenture, dated May 21, 2007, between us and The Bank of New York, as trustee. The indenture is more fully described in the accompanying prospectus.

The notes will bear interest from December     , 2007, payable semi-annually on each February 15 and August 15, beginning on August 15, 2008, to the persons in whose names the notes are registered at the close of business on each February 1 and August 1, as the case may be (whether or not a business day), immediately preceding such February 15 and August 15. The notes will mature on February 15, 2013 and are not subject to any sinking fund.

We may, without the consent of the existing holders of the notes, issue additional notes having the same terms so that in either case the existing notes and the new notes form a single series under the indenture.

The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be redeemable.

Defeasance

The notes will be subject to defeasance and discharge and to defeasance of certain covenants as set forth in the indenture, see “Description of Debt Securities—Satisfaction, Discharge and Covenant Defeasance” in the accompanying prospectus.

Book-Entry System

The notes will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). For each series of notes, one or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes of such series. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

As long as the notes are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the notes will be required to make their initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Participant customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. See “Forms of Securities” in the accompanying prospectus.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that PepsiCo believes to be reliable (including DTC, Clearstream and Euroclear), but PepsiCo takes no responsibility for the accuracy thereof.

Neither PepsiCo, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to participants or beneficial owners.

For other terms of the notes, see “Description of Debt Securities” in the accompanying prospectus.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following sets forth the material U.S. federal income tax consequences of ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion only applies to notes that meet all of the following conditions:

•

they are purchased by those initial holders who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	certain former citizens and long-term residents of the United States;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•

persons holding notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes, or persons deemed to sell the notes under the constructive sale provisions of the Code;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax; or

•	U.S. expatriates.

Persons considering the purchase of notes are urged to consult their own tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

The notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding, currently at a rate of 28 percent, on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a nonresident individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Payments on the notes

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the notes to such Non-U.S. Holder will be subject to a 30 percent U.S. federal withholding tax.

Certification requirement

Interest on a note will not be exempt from withholding tax unless the beneficial owner of that note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through foreign intermediaries.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “— Tax consequences to U.S. holders” above), subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30 percent (or a lower treaty rate).

Sale, exchange or other disposition of the notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding, currently at a rate of 28 percent, on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, among the underwriters and PepsiCo, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite its name.

Underwriter	Principal Amount
Morgan Stanley & Co. Incorporated	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Total	$

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement. The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to             % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to             % of the principal amount of the notes to other dealers. After the initial public offering, the underwriters may change the public offering price and other selling terms.

The expenses of the offering, not including the underwriting discount, are estimated to be $              and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking and other commercial dealings in the ordinary course of business with us, including acting as lenders under various loan facilities. They have received customary fees and commissions for these transactions.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FMSA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FMSA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FMSA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

This offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL OPINIONS

The validity of the securities in respect of which this prospectus supplement is being delivered will be passed on for us by Davis Polk & Wardwell, New York, New York, as to New York law and by Womble Carlyle

Sandridge & Rice, PLLC, Research Triangle Park, North Carolina, as to North Carolina law, and for the underwriters by Jones Day, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of PepsiCo, Inc. as of December 30, 2006 and December 31, 2005, and for each of the years in the three-year period ended December 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the twelve weeks ended March 24, 2007 and March 25, 2006, and for the twelve and twenty-four weeks ended June 16, 2007 and June 17, 2006, and for the thirty-six weeks ended September 8, 2007 and September 9, 2006, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in our quarterly reports on Form 10-Q for the twelve weeks ended March 24, 2007, twenty-four weeks ended June 16, 2007 and June 17, 2006, and for the thirty-six weeks ended September 8, 2007, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by this prospectus supplement:

(a)	Current Reports on Form 8-K filed with the SEC on February 7, 2007 (Items 5.02 and 9.01), February 7, 2007 (Items 5.02. 5.03 and 9.01), May 8, 2007, May 17, 2007, May 25, 2007, August 2, 2007, August 28, 2007, November 5, 2007 and November 7, 2007;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 24, 2007, June 16, 2007 and September 8, 2007;

(c)	Annual Report on Form 10-K for the fiscal year ended December 30, 2006; and

(d)	Proxy Statement on Schedule 14A filed with the SEC on March 26, 2007.

You may request a copy of these filings at no cost, by writing or telephoning the office of Manager, Shareholder Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577, (914) 253-3055.

PROSPECTUS

PepsiCo, Inc.

COMMON STOCK

DEBT SECURITIES

WARRANTS

UNITS

We may offer from time to time debt securities, warrants, common stock or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2006.

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission and any information about the terms of securities offered conveyed to you by the issuer, the underwriters or agents. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. The terms “PepsiCo”, “we,” “us,” and “our” refer to PepsiCo, Inc.

ii

THE COMPANY

PepsiCo is a leading, global snack and beverage company. PepsiCo manufactures, markets and sells a variety of salty, convenient, sweet and grain-based snacks, carbonated and non-carbonated beverages and foods. PepsiCo is organized in four divisions:

•	Frito-Lay North America,

•	PepsiCo Beverages North America,

•	PepsiCo International, and

•	Quaker Foods North America.

Frito-Lay North America, or FLNA, manufactures or uses contract manufacturers, markets, sells and distributes branded snacks. These snacks include Lay’s potato chips, Doritos tortilla chips, Cheetos cheese flavored snacks, Tostitos tortilla chips, Fritos corn chips, branded dips, Ruffles potato chips, Quaker Chewy granola bars, Rold Gold pretzels, Sun Chips multigrain snacks, Munchies snack mix, Grandma’s cookies, Lay’s Stax potato crisps, Quaker Quakes corn and rice snacks, Quaker Fruit & Oatmeal bars, Cracker Jack candy coated popcorn, Go Snacks and Stacy’s pita chips.

PepsiCo Beverages North America, or PBNA, manufactures or uses contract manufacturers, markets and sells beverage concentrates, fountain syrups and finished goods, under various beverage brands including Pepsi, Mountain Dew, Gatorade, Tropicana Pure Premium, Sierra Mist, Tropicana juice drinks, Mug, Propel, SoBe, Tropicana Twister, Dole and Slice. PBNA also manufactures, markets and sells ready-to-drink tea and coffee products through joint ventures with Lipton and Starbucks. In addition, PBNA licenses the Aquafina water brand to its bottlers and markets this brand.

PepsiCo International, or PI, manufactures through consolidated businesses as well as through noncontrolled affiliates, a number of leading salty and sweet snack brands including Gamesa and Sabritas in Mexico, Walkers in the United Kingdom, and Smith’s in Australia. PI also manufactures, markets and sells beverage concentrates, fountain syrups and finished goods under the brands Pepsi, 7UP, Mirinda, Gatorade, Mountain Dew and Tropicana. PI also licenses the Aquafina water brand to certain of its franchise bottlers.

Quaker Foods North America, or QFNA, manufactures or uses contract manufacturers, markets and sells cereals, rice, pasta and other branded products. QFNA’s products include Quaker oatmeal, Aunt Jemima mixes and syrups, Quaker grits, Cap’n Crunch and Life ready-to-eat cereals, Rice-A-Roni, Pasta Roni and Near East side dishes.

Our principal executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577 and our telephone number is (914) 253-2000. We maintain a website at www.pepsico.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf’ registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by this registration statement:

(a)	Current Reports on Form 8-K filed with the SEC on February 2, 2006, February 10, 2006 and March 21, 2006;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 25, 2006;

(c)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

(d)	Proxy Statement on Schedule 14A filed with the SEC on March 24, 2006.

You may request a copy of these filings at no cost, by writing or telephoning the office of Manager, Shareholder Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577, (914) 253-3055.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, press releases, and statements incorporated by reference in this prospectus. These statements, and statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake to update our forward-looking statements to reflect future events or circumstances, except as may be required by applicable law.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and the interest portion of net rent expense which is deemed to be representative of the interest factor. The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes and cumulative effect of accounting changes, where applicable, less net unconsolidated affiliates’ interests, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, with the sum divided by fixed charges.

Three Months Ended		Year Ended
March 25, 2006	March 19, 2005	December 31, 2005	December 25, 2004	December 27, 2003	December 28, 2002	December 29, 2001
17.43	18.61	19.03	22.00	20.37	18.08	13.83

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our Amended and Restated Articles of Incorporation (“Articles of Incorporation”), our By-Laws, as amended to March 17, 2006 (“By-Laws”) and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and By-Laws below. The summary is not complete. The Articles of Incorporation and By-laws are incorporated by reference into the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our registration statement on Form S-8 filed with the SEC on August 3, 2001 (File No. 333-66632), in the case of the Articles of Incorporation, and on Form 10-Q for the quarterly period ended March 25, 2006, in the case of the By-Laws. You should read the Articles of Incorporation and By-Laws for the provisions that are important to you.

Authorized Capital Stock

Our Articles of Incorporation authorizes us to issue 3,600,000,000 shares of common stock, par value one and two-thirds cents (1-2/3 cents) per share and 3,000,000 shares of convertible preferred stock, no par value per share.

Common Stock

As of March 10, 2006 there were 1,656,106,493 shares of common stock outstanding which were held of record by 196,232 shareholders.

Each holder of a share of PepsiCo common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of shareholders. Holders of PepsiCo common stock are entitled to receive dividends as may be declared from time to time by PepsiCo’s Board of Directors out of funds legally available therefor. Holders of PepsiCo common stock are entitled to share pro rata, upon any liquidation or dissolution of PepsiCo, in all remaining assets available for distribution to shareholders after payment or providing for PepsiCo’s liabilities and the liquidation preference of any outstanding PepsiCo convertible preferred stock. Holders of PepsiCo common stock do not have the right to subscribe for, purchase or receive new or additional capital stock or other securities.

Convertible Preferred Stock

As of March 10, 2006 there were 349,953 shares of convertible preferred stock outstanding, which were held of record by 2,676 shareholders. The convertible preferred stock was issued, in connection with our merger with the Quaker Oats Company, to Fidelity Trust Management Co., as trustee of the Quaker 401(k) plans for hourly and salaried employees, which subsequently merged into the PepsiCo 401(k) Plan for Salaried Employees and the PepsiCo 401(k) Plan for Hourly employees. These shares are held in the ESOP portion of these plans, which we refer to as the PepsiCo ESOP. If the shares of convertible preferred stock are transferred to any person other than a successor trustee, the shares of convertible preferred stock will automatically convert into shares of common stock.

Ranking. The convertible preferred stock ranks ahead of our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

Dividends. Subject to the rights of the holders of any capital stock ranking senior to convertible preferred stock, holders of convertible preferred stock will receive cumulative cash dividends when, as and if declared by our Board of Directors. Dividends of $5.46 per share per year accrue on a daily basis, payable quarterly in arrears on the fifteenth of January, April, July and October to holders of record at the start of business on that dividend payment date.

So long as any shares of convertible preferred stock are outstanding, no dividend may be declared or paid on any other series of stock of the same rank, unless all accrued dividends on the convertible preferred stock are paid. Generally, if full cumulative dividends on the convertible preferred stock have not been paid, we will not pay any dividends or make any other distributions on any other class of stock or series of our capital stock ranking junior to the convertible preferred stock until full cumulative dividends on the convertible preferred stock have been paid.

Voting Rights. Holders of convertible preferred stock will be entitled to vote as one voting group with the holders of common stock on all matters submitted to shareholders. The holder of each share of convertible preferred stock will be entitled to a number of votes equal to the number of shares of common stock into which each share of convertible preferred stock could be converted on the relevant record date, rounded to the nearest one-tenth of a vote. Whenever the conversion price is adjusted for dilution, the voting rights of the convertible preferred stock will be similarly adjusted.

Except as otherwise required by law, holders of the convertible preferred stock will not have any special voting rights and their consent will not be required, except to the extent that they are entitled to vote with the holders of the common stock, for the taking of any corporate action. The approval of at least two-thirds of the outstanding shares of the convertible preferred stock, voting separately as one voting group, will be required if an alteration, amendment or repeal of any provision of our Articles of Incorporation would adversely affect their powers, preferences or special rights.

Rights upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, the holders of convertible preferred stock will be entitled to receive, before any distribution is made to the holders of common stock or any other series of stock ranking junior to the convertible preferred stock, a liquidation preference in the amount of $78.00 per share, plus accrued and unpaid dividends. If the amounts payable with respect to convertible preferred stock and any other stock of the same rank are not paid in full, the holders of convertible preferred stock and any stock of equal rank will share pro rata in any distribution of assets. After payment of the full amount to which they are entitled, the holders of shares of convertible preferred stock will not be entitled to any further right or claim to any of our remaining assets.

Mandatory Redemption by PepsiCo. We must redeem the convertible preferred stock upon termination of the PepsiCo ESOP in accordance with the PepsiCo ESOP’s terms. We will redeem all then outstanding shares of convertible preferred stock for a per share amount equal to the greater of $78.00 plus accrued and unpaid dividends or the fair market value of the convertible preferred stock. We, at our option, may make payment in cash or in shares of our common stock or in a combination of shares and cash.

Optional Redemption by the Holders. Holders of the convertible preferred stock may elect to redeem their shares if we enter into any consolidation or merger or similar business combination in which we exchange our common stock for property other than employer securities or qualifying employer securities. Upon notice from us of the agreement and the material terms of the transaction, each holder of convertible preferred stock will have the right to elect, by written notice to us, to receive a cash payment upon consummation of the transaction equal to the greater of the fair market value of the shares of convertible preferred stock to be so redeemed or $78.00 per share plus accrued and unpaid dividends. Additionally, holders of convertible preferred stock may redeem their shares under other limited circumstances more fully described in the Articles of Incorporation.

Conversion. On or prior to any date fixed for redemption, a holder of convertible preferred stock may elect to convert any or all of his or her shares into shares of common stock at a conversion ratio (which is subject to adjustment for a number of dilutive events) more fully described in the Articles of Incorporation.

Preemptive Rights. Holders of the convertible preferred stock do not have the right to subscribe for, purchase or receive new or additional capital stock or other securities.

Transfer Agent and Registrar

The Bank of New York is the transfer agent and registrar for PepsiCo common stock.

Stock Exchange Listing

The New York Stock Exchange is the principal market for PepsiCo’s common stock, which is also listed on the Amsterdam, Chicago and Swiss stock exchanges.

Certain Provisions of PepsiCo’s Articles of Incorporation and By-Laws; Director Indemnification Agreements

Advance Notice of Proposals and Nominations. Our By-Laws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is timely if it is received at our principal office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed more than 60 days from this anniversary date, such notice by the shareholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting was first made. The By-Laws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.

Limits on Special Meetings. A special meeting of the shareholders may be called by our corporate secretary upon written request of the shareholders owning a majority of shares of our outstanding common stock entitled to vote at such meeting. Any such special meeting called at the request of our shareholders must be held at our principal office within 90 days from the receipt of such request by the corporate secretary. The By-Laws specify the form and content of a shareholder’s request for a special meeting.

Indemnification of Directors, Officers and Employees. Our By-Laws provide that we shall indemnify, to the full extent permitted by law, any person who was or is, or who is threatened to be made, a party to an action, suit or proceeding (including appeals), whether civil, criminal, administrative, investigative or arbitrative, by reason of the fact that such person, such person’s testator or intestate, is or was one of our directors, officers or employees, or is or was serving at our request as a director, officer or employee of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Pursuant to our By-Laws this indemnification may, at the Board’s discretion, also include advancement of expenses related to such action, suit or proceeding.

In addition, we have entered into indemnification agreements with each of our directors, pursuant to which we have agreed to indemnify and hold harmless, to the full extent permitted by law, each director against any and all liabilities and assessments (including attorneys’ fees and other costs, expenses and obligations) arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other, including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing, incurred by the director and arising out of his status as a director or member of a committee of our Board, or by reason of anything done or not done by the director in such capacities. After receipt of an appropriate request by a director, we will also advance all expenses, costs and other obligations (including attorneys’ fees) arising out of or related to such matters. We will not be liable for payment of any liability or expense incurred by a director on account of acts which, at the time taken, were known or believed by such director to be clearly in conflict with our best interests.

Certain Anti-Takeover Effects of North Carolina Law

The North Carolina Shareholder Protection Act generally requires the affirmative vote of 95% of a public corporation’s voting shares to approve a “business combination” with any entity that a majority of continuing directors determines beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned, directly or indirectly, more than 20% and is still an “affiliate” of the corporation) unless the fair price provisions and the procedural provisions of the Act are satisfied.

“Business combination” is defined by the Act as (i) any merger, consolidation or conversion of a corporation with or into any other entity, or (ii) any sale or lease of all or any substantial part of the corporation’s assets to any other entity, or (iii) any payment, sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets having an aggregate fair market value equal to or greater than $5,000,000 of any other entity.

The Act contains provisions that allowed a corporation to “opt out” of the applicability of the Act’s voting provisions within specified time periods that generally have expired. The Act applies to PepsiCo since we did not opt out within these time periods.

This statute could discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. It also might limit the price that certain investors might be willing to pay in the future for our shares of common stock and may have the effect of delaying or preventing a change of control of us.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and JPMorgan Chase Bank, N.A., as trustee. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the inapplicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of PepsiCo.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all “senior indebtedness” of PepsiCo. The indenture defines “senior indebtedness” as obligations of, or guaranteed or assumed by, PepsiCo for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See the indenture, section 13.03.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern PepsiCo or a substantial part of its property;

•

a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist; or

•

the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 5.02 of the indenture. This declaration must not have been rescinded and annulled as provided in the indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Events of Default

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

(1)	default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal, or premium, if any, on the debt securities when due;

(3)	default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 51% in aggregate principal amount of the outstanding debt securities of the series;

(5)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to PepsiCo has occurred; or

(6)	any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (5) with respect to PepsiCo) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 51% in principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (5) with respect to PepsiCo occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 51% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have notified the Trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a succession to the Trustee;

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities, alter or waive the redemption provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities or any guarantor;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series; or

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Covenants

Limitation of Liens Applicable to Senior Debt Securities

The indenture provides that with respect to senior debt securities, unless otherwise provided in a particular series of senior debt securities, we will not, and will not permit any of our restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries unless we or that first-mentioned restricted subsidiary secures or causes such restricted subsidiary to secure the senior debt securities (and any of its or such restricted subsidiary’s other debt, at its option or such restricted subsidiary’s option, as the case may be, not subordinate to the senior debt securities), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.

These restrictions will not, however, apply to debt secured by:

(1)	any liens existing prior to the issuance of such senior debt securities;

(2)	any lien on property of or shares of stock of (or other interests in) or debt of any entity existing at the time such entity becomes a restricted subsidiary;

(3)	any liens on property, shares of stock of (or other interests in) or debt of any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or construction or improvement of such property or (c) to secure any debt incurred prior to, at the time of, or within 365 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 365 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such shares (or other interests) or construction thereon;

(4)	any liens in favor of us or any of our restricted subsidiaries;

(5)	any liens in favor of, or required by contracts with, governmental entities; or

(6)	any extension, renewal, or refunding of liens referred to in any of the preceding clauses (1) through (5).

Notwithstanding the foregoing, we or any of our restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries if, after giving effect thereto, the aggregate amount of such debt does not exceed 15% of our consolidated net tangible assets.

The indenture does not restrict the transfer by us of a principal property to any of our unrestricted subsidiaries or our ability to change the designation of a subsidiary owning principal property from a restricted subsidiary to an unrestricted subsidiary and, if we were to do so, any such unrestricted subsidiary would not be restricted from incurring secured debt nor would we be required, upon such incurrence, to secure the debt securities equally and ratably with such secured debt.

Definitions. The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

“Consolidated net tangible assets” means the total amount of our assets and our restricted subsidiaries’ assets minus:

•	all applicable depreciation, amortization and other valuation reserves;

•	all current liabilities of ours and our restricted subsidiaries (excluding any intercompany liabilities); and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on our and our restricted subsidiaries’ latest consolidated balance sheets prepared in accordance with U.S. GAAP.

“Debt” means any indebtedness for borrowed money.

“Principal property” means any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our restricted subsidiaries other than a plant, warehouse, office building or portion thereof which, in the opinion of our Board of Directors, is not of material importance to the business conducted by us and our restricted subsidiaries taken as an entirety.

“Restricted subsidiary” means, at any time, any subsidiary which at the time is not an unrestricted subsidiary of ours.

“Subsidiary” means any entity, at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by us or by one or more of our subsidiaries, or both.

“Unrestricted subsidiary” means any subsidiary of ours (not at the time designated as our restricted subsidiary) (1) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (2) substantially all the assets of which consist of the capital stock of one or more subsidiaries engaged in the operations referred to in the preceding clause (1), or (3) designated as an unrestricted subsidiary by our Board of Directors.

Consolidation, Merger or Sale of Assets

The indenture provides that we may consolidate or merge with or into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

•

we will be the surviving corporation or, if not, that the successor will be a corporation that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the debt securities;

•

immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer complies with the indenture.

In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as obligor on the debt securities with the same effect as if it had been named in the indenture as obligor.

There are no other restrictive covenants contained in the Indenture. The Indenture does not contain any provision that will restrict us from entering into one or more additional indentures providing for the issuance of debt securities or warrants, or from incurring, assuming, or becoming liable with respect to any indebtedness or other obligation, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock, or from purchasing or redeeming our capital stock. The Indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the Indenture does not contain any provision that would require us to repurchase, redeem, or otherwise modify the terms of any of the debt securities upon a change in control or other event involving us that may adversely affect our creditworthiness or the value of the debt securities.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•

all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•

U.S. government obligations (or equivalent government obligations in the case of Securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Concerning our Relationship with the Trustees

We and our subsidiaries maintain ordinary banking relationships and credit facilities with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. serves as trustee under certain indentures related to other securities that we have issued or guaranteed.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

FORMS OF SECURITIES

Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants, and units in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriter or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of PepsiCo, the trustee, the warrant agents, the unit agents or any other agent of PepsiCo, agent of the trustee or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell as to New York law and by Womble Carlyle Sandridge & Rice, PLLC as to North Carolina law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of PepsiCo, Inc. as of the balance sheet dates for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 (which is included in Management’s Report on Internal Control over Financial Reporting), appearing in the PepsiCo 10-K for the fiscal year ended December 31, 2005 and incorporated by reference into this registration statement have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 25, 2006 and March 19, 2005, appearing in the PepsiCo 10-Q for the twelve weeks ended March 25, 2006 and incorporated by reference into this registration statement, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in PepsiCo’s quarterly report on Form 10-Q for the quarter ended March 25, 2006, and incorporated by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

$

PepsiCo, Inc.

        % Senior Notes due 2013

PROSPECTUS SUPPLEMENT

Morgan Stanley

Merrill Lynch & Co.

UBS Investment Bank

November     , 2007